EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. (ISIG)

MINNEAPOLIS – April 6, 2006 – The Company received a NASDAQ Staff Deficiency letter on March 31, 2006 indicating that the Company fails to comply with the minimum stockholders’ equity provisions of NASDAQ Marketplace Rule 4310(c)(2)(B), which requires the Company to have at least one of the following: (i) a minimum of $2,500,000 in stockholders’ equity; (ii) a minimum of $35,000,000 market value of listed securities; or (iii) at least $500,000 of net income from continuing operations for the most recently completed fiscal year, or two of the three most recently completed fiscal years.

The Company has until April 17, 2006 to file with NASDAQ a specific plan to achieve and sustain compliance. The Company intends to file such a plan by that date. In its press release of February 28, 2006, the Company indicated that it expects to report 2006 first quarter net income. The amount of first quarter net income is expected to be sufficient to achieve compliance with the $2,500,000 minimum shareholder equity requirement, and the Company expects to continue to maintain compliance through positive results of operations.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Kellogg Company, Nestlé, Pfizer, Reckitt Benckiser, Inc., S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

April 6, 2006	Insignia Systems, Inc.	Page two

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2005. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com